Exhibit 99.1

Universal American Enters Into Stipulation of Settlement

To Resolve 2005 Shareholder’s Derivative Action

Rye Brook, NY — February 25, 2011 — Universal American Corp. (NYSE: UAM) today announced that it entered into a Stipulation of Settlement to resolve a 2005 shareholder’s derivative action brought by Arthur Tsutsui against certain of the Company’s officers and directors (No. 05-22523).  The proposed settlement was preliminarily approved by the Court on February 10, 2011 and is subject to the final approval of the Court.  A hearing has been scheduled on April 15, 2011 to determine whether final approval should be granted.

Pursuant to the preliminary order, notice of the proposed settlement is being effected today by the filing of a Form 8-K, attaching both the Stipulation of Settlement and the preliminary order.  Under the terms of the Stipulation of Settlement, Universal American has agreed to enhance existing corporate governance provisions concerning trades in the Company’s stock by officers and directors.  In addition, plaintiff’s counsel will make an application for attorneys’ fees in an amount not to exceed $450,000.  The complete terms of the settlement are set forth in the Stipulation of Settlement attached to the Form 8-K.

About Universal American Corp.

Universal American, through our family of healthcare companies, offers health benefit plans designed to promote collaboration among our members and their healthcare professionals. This Healthy CollaborationSM improves, each day, the health and well-being of more than two million older and disabled Americans. For more information on Universal American, please visit our website at www.UniversalAmerican.com.

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CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
Executive Vice President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Linda Latman (212) 836-9609